Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_____) pertaining to the SmartVideo Technologies, Inc. 2004 Equity Incentive Plan and the SmartVideo Technologies, Inc. 2005 Stock Incentive Plan, of our report dated April 22, 2005, with respect to the consolidated financial statements of SmartVideo Technologies, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Sherb & Co. LLP

Sherb & Co. LLP

Boca Raton, Florida
April 13, 2006